Exhibit 10.24
Casella
25 Greens Hill Lane Rutland, VT 05701
p. 802.775.0325 f. 802.775.3290

October 13, 2020

David L. Schmitt
Vice President and General Counsel
25 Greens Hill Lane
Rutland, VT 06702

    Re: Departure

Dear Schmitty,

As we have discussed, your employment with Casella Waste Systems, Inc. (the “Company”) will end effective December 31, 2020 (the “Separation Date”). Your employment is being terminated other than for “Cause” pursuant to Section 4.3.2 of the Employment Agreement between you and the Company dated as of December 31, 2006, as amended December 29, 2008 (the “Employment Agreement”), and you therefore are eligible to receive the benefits set forth in Section 4.3.2 of the Employment Agreement if you sign the General Release attached as Exhibit 1 to the Employment Agreement (the “General Release) no earlier than the Separation Date but no later than twenty-one (21) days thereafter, and do not revoke it during the Revocation Period (as defined in the General Release). A copy of the General Release is enclosed with this letter for your convenience.

Also detailed below for your convenience are the benefits you are eligible to receive pursuant to Section 4.3.2 of the Employment Agreement (in addition to payment, if not previously paid, for any base salary, unused vacation time, and/or bonus accrued through the Separation Date (provided that any such bonus shall be determined following certification of the Company’s performance criteria by the Company’s Board of Directors and paid at the same time that bonuses for 2020 are paid to active employees)):

a.Severance. Commencing on the Company’s first regularly scheduled payroll date that follows the expiration of the Revocation Period and continuing for twelve (12) months thereafter in accordance with the Company’s regular payroll practices, you will receive severance pay in the form of salary continuation payments, in a total aggregate amount equal to twelve (12) months of pay at your current base salary rate (annualized rate of $332,200.08), less all applicable taxes and withholdings. On the same date that you receive the first salary continuation payment, you will also receive a lump sum bonus payment in the amount of $249,150.06, less all applicable taxes and withholdings.
b.Benefits Contributions. Provided that you are eligible for and timely elect to continue receiving group health insurance coverages (medical and/or dental) pursuant to the law known as “COBRA”, the Company will, for one (1) year following the Separation Date (the “COBRA Contribution Period”), continue to pay the same share of the premiums for such coverages that the Company pays on behalf of active and similarly situated employees. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. Additionally, you will be eligible to continue disability and life insurance coverage during the COBRA Contribution Period at the same rate that the Company pays on behalf of active and similarly situated employees, but only if and to the extent such post-termination coverage is available under the terms of the applicable plan(s).
c.Equity Acceleration. Effective immediately following the expiration of the Revocation Period, any Restricted Stock Units previously granted to you by the Company shall immediately vest and become fully exercisable, and shall otherwise remain subject to the applicable award agreements and plan documents; provided, however, that any Performance-Based Stock Units held by you shall remain outstanding and shall vest as set forth on Schedule 1 to the applicable Performance-Based Stock Unit Agreement, based on the achievement of the performance goals for the applicable performance period as set forth on such Schedule 1, as if you had remained employed by the Company through the end of the performance period and shall otherwise remain subject to the applicable award agreements and plan documents. Attached for your information is a schedule of your outstanding equity awards.
Additional information about COBRA will be provided under separate cover nearer to the Separation Date.

If you have any questions about the above, please contact me.

Very truly yours,

/s/ John W. Casella
John W. Casella
Chairman & CEO

Enclosure: General Release
     Schedule of outstanding equity awards

Casella Waste Systems, Inc.

Schedule #1: David Schmitt - Schedule of outstanding equity awards

Award Type	Grant Date	Maturity Date	Grant Price	Grant at Target	Vested to date	Unvested at Target
RSU	3/12/2018	3/12/2021	$ 23.70	2,110	1,407	703
RSU	3/12/2019	3/12/2022	$ 34.49	1,450	483	967
RSU	3/12/2020	3/12/2023	$ 43.43	1,612	-	1,612
PSU	3/12/2018	12/31/2020	$ 26.02	6,329	-	6,329
PSU	4/1/2019	12/31/2021	$ 38.74	4,304	-	4,304
PSU	3/12/2020	12/31/2022	$ 50.25	4,835	-	4,835

Award Type	Grant Date	Maturity Date	Strike Price	# of Options
Stock Options	11/17/2016	11/17/2026	$ 12.48	8,988

EXHIBIT 1

GENERAL RELEASE

a)Any Severance, Accelerated Payment or Severance Benefits paid hereunder are in full settlement of any and all claims Employee may assert against the Company and its affiliates for any reason.
b)In consideration of the provision of the Severance, Severance Benefits and the Accelerated Payment1 described in the Agreement, and Employee’s employment and compensation paid to Employee by Company prior to termination, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby agrees at the time of termination and prior to the receipt of Severance, Severance Benefits and the Accelerated Payment, to fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, insurers, agents and attorneys, past and present (hereinafter collectively “Released Parties”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, attorneys’ fees, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, which the Employee may have against the Released Parties for any reason, including but not limited to any claims arising out of the Employee’s employment by the Company or its affiliates or subsidiaries, the termination thereof, any claims for relief or causes of action under federal, state or local statute, ordinance or regulation dealing in any respect with employment and/or discrimination in employment, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C § 2101 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract, and any claim or damage arising out of the Executive’s employment with or separation from the Company (including all claims for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or state Fair Employment Practices Agency (except that the Employee
1 See Attached Schedule A.

acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).
c)The Employee expressly acknowledges and recites that he: (a) entered into this General Release knowingly and voluntarily; (b) has read and understands this General Release in its entirety; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this General Release before signing it; (d) has or has not sought counsel of any attorney in Employee’s sole discretion, and (e) has not been forced to sign this General Release by any employee or agent of the Company.
d)The Employee expressly acknowledges that the Company has offered the Employee twenty-one (21) days in which to consider this General Release (the “Consideration Period”). For a period of seven (7) days from the date of the execution of this General Release, the Employee has the right to revoke this, and for purposes of this Agreement, this period is defined as the “Revocation Period.” The parties agree that this General Release shall not become effective or enforceable until the seven (7) day Revocation Period has expired. The executed General Release shall be effective to commence the Revocation Period, and any notice of revocation of this General Release shall be effective when hand delivered or when sent by certified mail, return receipt requested, addressed to Kelley Robinson, Vice President of Human Resources, 25 Greens Hill Lane, Rutland, VT 05701. Employee further agrees and acknowledges that the offer by the Company of this General Release and its terms is extended to the Employee and remains in effect only for the duration of the Consideration Period.
e)The Employee understands and agrees that by entering into this General Release he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
f)The Employee expressly agrees that he does not have any rights to reinstatement with the Company and expressly forever releases and discharges the Company from any obligation to employ him in any capacity.
g)The Employee acknowledges that he has been or will be reimbursed by the Company for all business expenses, including relocation costs, if any, incurred in conjunction with the performance of his employment and that no other reimbursements are owed to the Employee. The Employee further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, and that no other Severance, Accelerated Payment or Severance Benefits are owed to him, except as set forth in this General Release or in one or more of the other agreements referred to in this release.
h)Employee has fully reviewed the terms of this Agreement, acknowledges that he understands the terms of this Agreement and states that he is entering into this Agreement knowingly, voluntarily and, subject to Section 2.1 of this Agreement, in full settlement of all claims that he may have as a result of his employment with or separation of employment from the Company.
i)Employee further agrees that, subject to reasonable compensation by the Company for his time and reimbursement by the Company of reasonable out-of-pocket costs and expenses, Employee will cooperate with the Company and its counsel to the extent reasonable with respect to any matter (including litigation, investigation or governmental proceeding) which relates to matters with which Employee was involved during the term of employment with the Company. Such cooperation shall include, to the extent reasonable, appearing from time to time at the offices of the Company or the Company’s counsel for conferences and interviews and in general providing the officers of the Company and its counsel with the full benefit of Employee’s knowledge with respect to any such matter. Employee agrees to render such cooperation in a timely fashion and at such times as may be reasonable and mutually agreeable to the parties concerned.

DAVID L. SCHMITT
Witness: /s/ Shelley E. Sayward	/s/ David L. Schmitt
Date: 10/13/20 to be held in escrow until 12/31/20	Date: January 1, 2021

CASELLA WASTE SYSTEMS, INC.
Witness: Amy L. Coloutti	By: /s/ John W. Casella
Date: October 13, 2020	Name: John W. Casella
Date: October 13, 2020

SCHEDULE A
SUMMARY OF SEVERANCE, SEVERANCE BENEFITS, AND ACCELERATED PAYMENT BEING PROVIDED PURSUANT TO EMPLOYMENT AGREEMENT BETWEEN DAVID L. SCHMITT (“EMPLOYEE”) AND CASELLA WASTE SYSTEMS, INC. (“COMPANY”) DATED AS OF DECEMBER 31, 2006, AS AMENDED DECEMBER 29, 2008

Severance
(a) $332,000.08 (constituting twelve (12) months of pay at current base salary rate), less all applicable taxes and withholdings, paid in installments in the form of salary continuation in accordance with Company’s regular payroll practices, with payments commencing on Company’s first regularly scheduled payroll date that follows the expiration of the Revocation Period and continuing for twelve (12) months thereafter.

(b) $249,150.06 (constituting bonus at target (75% of base salary rate)), less all applicable taxes and withholdings, payable on date Employee receives the first salary continuation payment.

Benefits Contributions
 (a) Provided Employee is eligible for and timely elects COBRA, Company will, for one (1) year following Employee’s date of termination (the “COBRA Contribution Period”), continue to pay the same share of the premiums for elected medical and/or dental coverages that it pays on behalf of active and similarly situated employees. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, will be paid by Employee on a monthly basis for as long as, and to the extent that, Employee remains eligible for COBRA continuation.

(b) Employee will be eligible to continue disability and life insurance coverage during the COBRA Contribution Period at the same rate that the Company pays on behalf of active and similarly situated employees, but only if and to the extent such post-termination coverage is available under the terms of the applicable plan(s).

Accelerated Vesting	Effective immediately following the expiration of the Revocation Period, any Restricted Stock Units previously granted to Employee by Company shall immediately vest and become fully exercisable, and shall otherwise remain subject to the applicable award agreements and plan documents; provided, however, that any Performance-Based Stock Units held by Employee shall remain outstanding and shall vest as set forth on Schedule 1 to the applicable Performance-Based Stock Unit Agreement, based on the achievement of the performance goals for the applicable performance period as set forth on such Schedule 1, as if Employee had remained employed by Company through the end of the performance period and shall otherwise remain subject to the applicable award agreements and plan documents.
Accelerated Payment	If not previously paid, Employee will receive payment for any base salary, unused vacation time, and/or bonus accrued through the date of termination (provided that any such bonus shall be determined following certification of Company’s performance criteria by Company’s Board of Directors and paid at the same time that bonuses for 2020 are paid to active employees).